UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 25, 2008

Copart, Inc.

(Exact name of registrant as specified in its charter)

California	0-23255	94-2867490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive
Fairfield, California 94534

(Address of Principal Executive Offices, including Zip Code)

(707) 639-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonuses

On August 25, 2008, the Compensation Committee of our Board of Directors approved the payment of various cash bonuses for the fiscal year ended July 31, 2008.  Following is a summary of the payments made to our principal executive officer, principal financial officer and other named executive officers (determined by reference to our proxy statement, dated November 13, 2007):

Name	Cash Bonus Amount
Willis J. Johnson	$1,050,000	*
A. Jayson Adair	$1,050,000	*
Vincent W. Mitz	$400,000
William E. Franklin	$250,000

* Pursuant to the Copart Inc. Executive Bonus Plan

Salary Increases

On August 25, 2008, the Compensation Committee also approved the following increases in the annual base salary for the fiscal year ended July 31, 2009, for the following named executive officers:

Name of Officer	Previous Annual Base Salary	New Annual Base Salary	Effective Date
A. Jayson Adair	$600,000	$750,000	August 25, 2008
Vincent W. Mitz	$375,000	$400,000	August 25, 2008
William E. Franklin	$270,000	$300,000	August 25, 2008

Option Grants

On August 25, 2008, the Compensation Committee also approved the following grants of incentive stock options under our 2007 Stock Option Plan to the named executive officers set forth below.  Twenty percent (20%) of the shares subject to each option will vest twelve months after the vesting commencement date, and 1/60th of the shares subject to each option will vest cumulatively each month thereafter, such that 100% of the shares subject to the option will be vested five (5) years from the vesting commencement date, subject to the optionee continuing to be a service provider (as specified in the option plan) as of each such date.  These options will be granted on the second trading day that our trading window for officers and directors opens at an exercise price equal to the fair market value of our common stock on the date of grant.  The vesting commencement date for all of these options will be the date of grant.

Name	Number of Option Shares
A. Jayson Adair	100,000
Vincent W. Mitz	40,000

Our remaining named executive officers did not receive any stock option grants on this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Copart, Inc.

By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel, and Secretary

Date:  August 29, 2008